Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Simon Property Group, L.P. for the registration of $400,000,000 4.60% exchange notes due 2010 and $600,000,000 5.10% exchange notes due 2015 and to the incorporation by reference therein of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of Simon Property Group, L.P, Simon Property Group, L.P. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Simon Property Group, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.  We also consent to the incorporation by reference therein of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of Simon Property Group, Inc., Simon Property Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Simon Property Group, Inc., incorporated by reference or included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana

June 21, 2005